Exhibit 3.16

OPERATING AGREEMENT
OF

CLOSETMAID LLC

This Operating Agreement (the “Agreement”) of CLOSETMAID LLC, a Delaware limited liability company (the “Company”), effective as of September 12, 2017 (the “Effective Date”), is entered into by the Company and THE AMES COMPANIES, INC., a Delaware corporation, as the single member of the Company (the “Member”).

WHEREAS, the Company was formed as a corporation under the laws of the State of Delaware under the name “ClosetMaid Acquisition Corp.”;

WHEREAS, the Company converted into a Delaware limited liability company on September 12, 2017 pursuant to the provisions of Section 18-214 of the Delaware Limited Liability Company Act, Del. Code title 6, Section 18-101, et seq., as amended from time to time (the “LLC Act”) by filing a certificate of conversion with the Delaware Secretary of State on September 12, 2017 and changed the name of the Company upon conversion from “ClosetMaid Acquisition Corp.” to “ClosetMaid LLC”; and

WHEREAS, the Member and the Company desire to enter into this Agreement and agree that the membership in and management of the Company shall be governed by the terms set forth herein.

NOW, THEREFORE, the Member and the Company agree as follows:

1.      Name. The name of the Company is “ClosetMaid LLC”.

2.      Purpose. The purpose of the Company is the transaction of any or all lawful business for which limited liability companies may be organized under the LLC Act.

3.      Powers. The Company shall have all the powers necessary or convenient to carry out the purposes for which it is organized, including the powers granted by the LLC Act.

4.      Principal Place of Business; Registered Agent and Office. The location of the principal place of business of the Company shall be c/o Griffon Corporation, 712 Fifth Avenue, 18th Floor New York, NY 10019, or such other location as the Member may from time to time designate. The registered agent of the Company for service of process in the State of Delaware and the registered office of the Company in the State of Delaware shall be that person and location reflected in the Certificate of Formation. In the event the registered agent ceases to act as such for any reason or the registered office shall change, the Member shall promptly designate a replacement registered agent or file a notice of change of address, as the case may be, in the manner provided by law.

5.      Members.

(a)       Initial Member. The Member owns 100% of the membership interests of the Company. The name and the business, residence or mailing address of the Member are as follows:

Name	Address
The Ames Companies, Inc.	465 Railroad Avenue, Camp Hill, PA 17011

(b)       Additional Members. One or more additional members may be admitted to the Company with the written consent of the Member. Before the admission of any such additional members to the Company, the Member shall amend this Agreement to make such changes as the Member shall determine to reflect the fact that the Company shall have such additional members. Each additional member shall execute and deliver a supplement or counterpart to this Agreement, as necessary.

6.      Membership Interest. A “Membership Interest” means a member’s entire equity interest in the Company at any date of determination, including the right of such member to any and all benefits to which a member may be entitled as provided in the LLC Act, the Certificate of Formation and this Agreement, together with the obligations of such member to comply with all of the terms and provisions of this Agreement, the Certificate of Formation and the LLC Act. The Member has no interest in specific Company property.

(a)       Certificate. A Membership Interest shall be represented by a certificate of membership. The exact contents of a certificate of membership may be determined by action of the Member, but shall be issued substantially in conformity with the following requirements: (i) the certificates of membership shall be respectively numbered serially, as they are issued and shall be signed by an Officer; (ii) each certificate shall state the name of the Company, the fact that the Company is organized under the laws of the State of Delaware as a limited liability company, the name of the individual, trust, estate or entity to whom the certificate is issued, the date of issue, and the percentage of the total Membership Interest represented thereby.

(b)       Cancellation of Certificate. Except with respect to lost, stolen, or destroyed certificates with respect to which the Company has received an affidavit duly and validly executed by the relevant member certifying such certificate has been lost, stolen or destroyed, no new certificates of membership shall be issued in lieu of previously issued certificates of membership until former certificates for a like percentage of Membership Interest shall have been surrendered and cancelled. All certificates of membership surrendered to the Company for transfer shall be cancelled.

(c)       Legends. Each certificate of membership prepared by the Company shall bear a legend to the effect that the Membership Interest is a security and is governed by Article 8 of the Uniform Commercial Code, as adopted now or in the future in the State of Delaware. Each certificate of membership shall bear such other legends as the Member determines to be necessary to comply with applicable securities laws or to preserve the enforceability of any agreement, including this Agreement, to which the Company may be party.

7.      Pledge of Membership Interests. Any provision to the contrary contained in this Agreement, the Certificate of Formation or any agreement to which the Company is a party or otherwise bound notwithstanding:

(a)       the Membership Interests issued hereunder or covered hereby and all associated rights and powers may be pledged or assigned to any lender or lenders (or an agent

2

therefor) (each, the “secured party”) as collateral for the indebtedness, liabilities and obligations of the Company and/or any of its subsidiaries or affiliates to such secured party, and any such pledged or assigned Membership Interest and all associated rights and powers shall be subject to such secured party’s rights under any collateral documentation governing or pertaining to such pledge or assignment;

(b)       the pledge or assignment of the Membership Interests shall not, except as otherwise may result due to an exercise of rights and remedies under such collateral documentation, cause the Member to cease to be a member or to have the power to exercise any rights or powers of a member and, except as provided in such collateral documentation, such secured party shall not have any liability solely as a result of such pledge or assignment;

(c)       without limiting the generality of the foregoing, the right of such secured party to enforce and exercise its rights and remedies under such collateral documentation and these provisions hereby is acknowledged by the Member and any such action taken in accordance therewith shall be valid and effective for all purposes under this Agreement and the Company’s Certificate of Formation (in each case, regardless of any restrictions or procedures otherwise herein or therein contained) and applicable law (including the LLC Act), and any assignment, sale or other disposition of the Membership Interests by such secured party pursuant to any such collateral documentation in connection with the exercise of any such secured party’s rights and powers shall be valid and effective for all purposes, this Agreement and the Company’s Certificate of Formation and other applicable law, to transfer all right, title and interest (and rights and powers) of the Member to such secured party, any other lender or other person or entity, including a nominee, an agent or a purchaser at a foreclosure (each an “Assignee”) in accordance with such collateral documentation and applicable law (including, without limitation, (i) the right to succeed to the Membership Interests (ii) all rights and powers to (A) participate in the management of the business and affairs of the Company, (B) replace, appoint, direct and substitute any other manager of the Company, (C) vote as a “member” under the LLC Act, (D) amend and restate this Agreement, (E) manage and control the Company, (F) access information and review the Company’s books and records, (G) compel dissolution of the Company, (H) share profits and losses, and (I) receive, cause and declare distributions, and to receive allocation of income, gain, loss, deduction, credit or similar items, and (iii) any and all other economic, control and member status rights) and such Assignee shall automatically be the Member of the Company with all rights and powers of the Member and as a “member” under the LLC Act;

(d)       no such assignment, sale or other disposition shall constitute an event of dissolution or withdrawal under Section 14 hereof or any other provision hereunder or otherwise (and if at any time the Company would otherwise dissolve, such dissolution shall not occur if such secured party designates a successor Member for admission to the Company, and such admission shall be consummated and memorialized in any manner designated by such secured party in its discretion);

(e)       no such secured party or any such Assignee shall be liable for the obligations of the Member assignor to make contributions; and

3

(f)       the Member approves all of the foregoing and agrees that no further approval, consent, notice or other action shall be required for the exercise of any rights or remedies under such collateral documentation (except as may be expressly provided in such collateral documentation).

8.      Management.

(a)       Authority; Powers and Duties of the Manager. The Member is the “Manager” of the Company (as such term is defined in the Act, the “Manager”), and the business and affairs of the Company will be managed exclusively by the Manager. The Manager has the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by managers under the law of the State of Delaware.

(b)       Election of Officers; Delegation of Authority. The Manager may, from time to time, designate one or more officers with such titles as may be designated by the Manager to act in the name of the Company with such authority as may be delegated to such officers by the Manager (each such designated person, an “Officer”). Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Manager. Any action taken by an Officer designated by the Manager pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of any Officer set forth in this Agreement and any instrument designating such Officer and the authority delegated to him or her. The current Officers of the Company are as follows:

Name	Title(s)
Robert F. Mehmel	President
Brian G. Harris	Vice President and Chief Financial Officer
Seth L. Kaplan	Vice President and Secretary

   9.      Limitation of Liability; Indemnification.

  (a)        Limitation of Liability. Except as otherwise required in the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor the Manager shall be personally liable for any such debt, obligation or liability of the Company solely by reason of being or acting as a member or manager of the Company. To the fullest extent permitted by law (including Sections 18-1101(c) and (e) of the LLC Act):

(i)      No member shall owe any duty (including fiduciary duties) to the Company, any other members, if applicable, any creditor or any other person that is a party to or is otherwise bound by this Agreement, in connection with any act or failure to act, whether hereunder or otherwise; provided, however, that this clause (i) shall not eliminate the implied contractual covenant of good faith and fair dealing; and

(ii)     No member shall have any personal liability to the Company, any other members, if applicable, any creditor or any other person that is a party to or is otherwise

4

bound by this Agreement for monetary damages in connection with any act or failure to act, or breach, whether hereunder or otherwise; provided, however, that this Section 9(a)(ii) shall not limit or eliminate liability for any act or omission that constitutes a bad faith violation of the implied contractual covenant of good faith and fair dealing.

If any provision of Section 9(a) is held to be invalid, illegal or unenforceable, the duties and personal liability of any member or any other person that is a party to or is otherwise bound by this Agreement shall be eliminated to the greatest extent permitted under the LLC Act.

(b)        Indemnification. The Company shall indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative or investigative, (i) in connection with the operation of the business of the Company by reason of the fact that he, she or it is or was a member, Manager or Officer of the Company or, (ii) by reason of the fact that he, she or it, while a member or officer or employee of the Company, is or was serving at the request of the Company as a director, manager, officer, employee, agent or trustee of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (each party with a right to such indemnification, an “Indemnified Party” and collectively, the “Indemnified Parties”), against expenses (including counsel fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, to the fullest extent permitted by applicable law except with respect to any act or omission with respect to which a court of competent jurisdiction has issued a final, nonappealable judgment that such Indemnified Party was grossly negligent or engaged in willful misconduct.

Expenses incurred by an Indemnified Party in defending a proceeding referred to in Section 9(b) shall be paid by the Company in advance of the final disposition of such proceeding, provided, however, that such expenses shall be advanced only upon delivery to the Company of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Section 9(b) or otherwise. Expenses incurred by other agents of the Company (or by the members or Officers not acting in their capacity as such, including service with respect to employee benefit plans) may be advanced upon such terms and conditions as the Member deems appropriate. Any obligation to reimburse the Company for expense advances shall be unsecured and no interest shall be charged thereon.

The provisions of this Section 9(b) are for the benefit of the Indemnified Parties, their heirs, successors, permitted assigns and administrators and shall not be deemed to create any rights for the benefit of any other persons.

10.     Term. The term of the Company shall be perpetual unless the Company is dissolved and terminated in accordance with Section 14.

11.      Initial Capital Contributions. The Member hereby agrees to contribute to the Company such cash, property or services as determined by the Member.

5

12.      Tax Status; Income and Deductions.

(a)        Tax Status. As long as the Company has only one member, it is the intention of the Company and the Member that the Company be treated as a disregarded entity for federal and all relevant state tax purposes and neither the Company nor the Member shall take any action or make any election which is inconsistent with such tax treatment. All provisions of this Agreement are to be construed so as to preserve the Company's tax status as a disregarded entity.

(b)       Income and Deductions. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and all relevant state income tax purposes as items of income, gain, loss, deduction and credit of the Member.

13.     Distributions. Distributions shall be made to the Member at the times and in the amounts determined by the Member.

14.     Dissolution: Liquidation.

(a)        The Company shall dissolve, and its affairs shall be wound up on the first to occur of the following: (i) the written consent of the Member or (ii) any other event or circumstance giving rise to the dissolution of the Company under Section 18-801 of the LLC Act, unless the Company’s existence is continued pursuant to the LLC Act.

(b)       On dissolution of the Company, the Company shall immediately commence to wind up its affairs and the Member shall promptly liquidate the business of the Company. During the period of the winding up of the affairs of the Company, the rights and obligations of the Member under this Agreement shall continue.

(c)        In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied as follows: (i) first, to creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof); and (ii) second, to the Member.

(d)        On the completion of the winding up of the Company, the Member shall file Certificate of Cancellation in accordance with the LLC Act.

6

15.      Article 8 Opt-In. Membership Interests are securities and are governed by Article 8 of the Uniform Commercial Code, as adopted now or in the future in the State of Delaware. The Company will issue a certificate evidencing the ownership of the interests in the Company and will maintain a ledger demonstrating the issuance, surrender, transfer and ownership of such certificate.

16.      Miscellaneous.

(a)        Amendments. Amendments to this Agreement may be made only with the consent of the Member.

(b)        Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

(c)        Severability. If any provision of this Agreement shall be declared to be invalid, illegal or unenforceable, such provision shall survive to the extent it is not so declared, and the validity, legality and enforceability of the other provisions hereof shall not in any way be affected or impaired thereby, unless such action would substantially impair the benefits to any party of the remaining provisions of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement of ClosetMaid LLC to be effective as of the date first written above.

MEMBER:

THE AMES COMPANIES, INC.,
a Delaware corporation

By:	/s/ Seth Kaplan
Name: Seth L. Kaplan
Title: Vice President

COMPANY:

CLOSETMAID LLC,
a Delaware limited liability company

By:	THE AMES COMPANIES, INC., its Manager

By:	/s/ Seth Kaplan
Name: Seth L. Kaplan
Title: Vice President

[Signature Page to Operating Agreement of ClosetMaid LLC]